Exhibit 99.1

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES FISCAL 2006

FIRST QUARTER RESULTS

ATLANTA, Georgia (November 8, 2005) – SunLink Health Systems, Inc. (AMEX: SSY) today announced net earnings for its first fiscal quarter ended September 30, 2005 of $1,103,000, or $0.14 per fully diluted share, compared to net earnings of $309,000, or $0.04 per fully diluted share, for the quarter ended September 30, 2004. SunLink reported earnings from continuing operations of $1,084,000, or $0.14 per fully diluted share, for the quarter ended September 30, 2005, compared to earnings from continuing operations of $323,000, or $0.04 per fully diluted share, for the comparable quarter a year ago.

The company’s operating profit from continuing operations for the quarter ended September 30, 2005 was $1,945,000 compared to an operating profit for the quarter ended September 30, 2004 of $718,000. Operating profit for the quarter ended September 30, 2005 and 2004 was positively affected by $720,000 and $159,000 of prior year third-party payor settlements, respectively.

Consolidated net revenues from continuing operations for the quarters ended September 30, 2005 and 2004 were $33,899,000 and $30,457,000, respectively, an increase of 11.3% in the current year. The increased net revenues in the current year resulted primarily from a 6.6% increase in net revenue per equivalent admission, 4.4% increase in equivalent admissions and the $561,000 increase in prior year third-party payor settlements.

Robert M. Thornton, Jr., SunLink’s president and chief executive, said, “We achieved strong volume growth this quarter resulting in a net revenue increase of 11.3%. Especially encouraging was our growth in commercial revenue and an operating margin that increased to 5.7% from 2.4% last year. We believe these trends support the validity of our operating model which focuses on non-urban communities, physician recruiting that complements patients’ medical requirements, facility improvements to enhance our physical plants and medical technology, and exceptional community services. We are pleased that these efforts have resulted in substantial operating improvements and increased profitability this quarter.”

SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

The company will conduct a conference call on November 8, 2005 at 11:00 a.m. Eastern Time to discuss its quarterly results. To participate in the conference call, please dial 1-866-259-1024. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-888-266-2081 and entering passcode 801410 when prompted.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2005 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.

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SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2006 FIRST QUARTER RESULTS

Amounts in 000's, except per share amounts

CONSOLIDATED STATEMENTS OF EARNINGS	Three Months Ended September 30,
	2005	2004
Net Revenues	$33,899	$30,457
Cost of Patient Service Revenues:
Salaries, wages and benefits	16,175	14,656
Provision for bad debts	3,868	3,007
Supplies	3,622	3,469
Purchased services	2,150	1,730
Other operating expenses	4,753	5,300
Rents and leases	618	943
Depreciation and amortization	768	634

Operating Profit	1,945	718

Interest Income (Expense)—net	(255)	(307)

Earnings from Continuing Operations before Income Taxes	1,690	411
Income Tax Expense	(606)	(88)

Earnings from Continuing Operations	1,084	323

Earnings (Loss) from Discontinued Operations, net of income taxes	19	(14)

Net Earnings	$1,103	$309

Earnings Per Share from Continuing Operations:
Basic	$0.15	$0.05

Diluted	$0.14	$0.04

Earnings (Loss) Per Share from Discontinued Operations:
Basic	$0.00	$(0.00)

Diluted	$0.00	$(0.00)

Net Earnings Per Share:
Basic	$0.15	$0.04

Diluted	$0.14	$0.04

Weighted Average Common Shares Outstanding:
Basic	7,205	7,177

Diluted	7,791	7,699

SUMMARY BALANCE SHEETS	September 30, 2005	June 30, 2005
ASSETS
Cash and Cash Equivalents	$6,950	$5,281
Other Current Assets	18,600	19,573
Property Plant and Equipment, net	36,669	35,875
Long-term Assets	4,653	4,711

	$66,872	$65,440

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities	$21,431	$21,701
Long-term Debt and Other Noncurrent Liabilities	14,846	14,438
Shareholders' Equity	30,595	29,301

	$66,872	$65,440